Exhibit 4(h)

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY   •   P. O. BOX 10648   •   BIRMINGHAM,  ALABAMA  35202-0648

TRADITIONAL INDIVIDUAL RETIREMENT ANNUITY (IRA) ENDORSEMENT

FOR ANNUITY CONTRACTS

The Contract to which this Individual Retirement Annuity Endorsement is attached is issued as an individual retirement annuity under Section 408(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the applicable provisions of the Contract are restricted or amended by this Endorsement as required by Code Section 408.

The Contract is amended as follows:

1.      OWNER AND ANNUITANT

The Annuitant must be an individual who is the sole Owner, and all payments made from the Contract while the Annuitant is alive must be made to the Annuitant. Except as permitted under Section 8 of this Endorsement, and otherwise permitted under the Code and applicable regulations, neither the Owner nor the Annuitant can be changed.

2.      NONTRANSFERABLE AND NONFORFEITABLE

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The Owner’s interest under the Contract is nontransferable, and except as provided by law, is non-forfeitable. In particular, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)).

3.      UNISEX RATES

If the Contract is issued in connection with a Simplified Employee Pension, the method of calculating Purchase Payments and benefits under the Contract are to be based on unisex rates, and any references to sex (with regard to rates and benefits) in the Contract are deleted.

4.      PURCHASE PAYMENTS

Purchase Payments may not include any amounts other than a rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)), a nontaxable transfer from an Individual Retirement Account under Code Section 408(a) or another Individual Retirement Annuity under Code Section 408(b), a contribution made in accordance with the terms of a Simplified Employee Pension as described in Code Section 408(k), and a contribution in cash not to exceed the amount permitted under Code Sections 219(b) and 408(b), (or such other amount provided by applicable federal tax law). In particular, unless otherwise provided under applicable federal tax law or limited by the provisions of the Contract:

A.                The total cash contributions shall not exceed $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007, and $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

B.                  In the case of an individual who is 50 or older, the annual cash contribution limit is increased by $500 for any taxable year beginning in 2002 through 2005, and $1,000 for any taxable year beginning in 2006 and years thereafter.

No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an Individual Retirement Account under Code Section 408(a) or an Individual Retirement Annuity under Code Section 408(b) used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer’s SIMPLE IRA plan.

5.      REQUIRED DISTRIBUTIONS GENERALLY

Notwithstanding any provision of the Contract to the contrary, the distribution of the Owner’s interest in the Contract shall be made in accordance with the requirements of Code Sections 401(a)(9) and 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under Section 8.C. of this Endorsement) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than Sections 7 and 8 of this Endorsement.

6.      REQUIRED BEGINNING DATE

As used in this Endorsement, the term “Required Beginning Date” means April 1 of the calendar year following the calendar year in which the participant attains age 70½, or such later date as provided by law.

7.                   DISTRIBUTIONS DURING OWNER’S LIFE

A.                Unless otherwise permitted under applicable law, the Owner’s entire interest in the Contract will commence to be distributed no later than the Required Beginning Date over:

(i)      the life of the Owner, or the lives of the Owner and his or her designated beneficiary (within the meaning of Code Section 401(a)(9)), or

(ii)     a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated beneficiary.

Payments must be made in periodic payments at intervals of no longer than one year. Unless otherwise provided by applicable federal tax law, payments must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Income Tax Regulations, and any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

The distribution periods described in this subsection A cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

B.                                     If the Owner’s interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) will be made in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder. If annuity payments commence on or before the Required Beginning Date, the first required payment can be made as late as the Required Beginning Date and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

8.                   DISTRIBUTIONS AFTER DEATH OF THE OWNER

A.     If the Owner dies on or after required distributions commence, the remaining portion of his or her interest in the Contract, if any, will be distributed at least as rapidly as under the annuity option chosen.

B.      If the Owner dies before required distributions commence, his or her entire interest in the Contract will be distributed at least as rapidly as follows:

(i)                 If the designated beneficiary is someone other than the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the individual’s death, or, if elected, in accordance with paragraph B(iii) below.

(ii)              If the Owner’s sole designated beneficiary is the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death (or by the end of the calendar year in which the Owner would have attained age 70½, if later), over the surviving spouse’s life, or, if elected, in accordance with paragraph B(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph B(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will be distributed at least as rapidly as under the annuity option chosen.

(iii)           If there is no designated beneficiary, or if applicable by operation of paragraph B(i) or B(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the individual’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph B(ii) above).

(iv)          Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph B(i) or (ii) and reduced by 1 for each subsequent year.

C.                  The “interest” in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations. Also, prior to the date that annuity payments commence on an irrevocable basis (except for acceleration) the “interest” in the Contract includes the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

D.                 For purposes of subsections A and B above, required distributions are considered to commence on the Required Beginning Date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph B(ii) above. However, if distributions start prior to the applicable date in the preceding sentence on an irrevocable basis (except for acceleration) in accordance with the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

E.                   If the sole designated beneficiary is the Owner’s surviving spouse, the surviving spouse may elect to treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the Contract or fails to take required distributions as a beneficiary.

9.      ANNUITY OPTIONS

All annuity options under the Contract must meet the requirements of Code Sections 401(a)(9) and 408(b)(3). The provisions of this Endorsement reflecting the requirements of these Code Sections override any annuity option that is inconsistent with such requirements.

If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

10.    ANNUAL REPORTS

The Company will furnish annual calendar year reports concerning the status of this Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

11.            CODE SECTION 72(s)

All references in the Contract to Code Section 72(s) are deleted.

12.    AMENDMENT OF THIS ENDORSEMENT

The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and the regulations thereunder. We will obtain all necessary approvals including, where required, that of the Owner and will send you a copy of the endorsement that modifies your Contract. We will not be responsible for any adverse tax consequences resulting from the rejection of such an amendment.

Signed for the Company as of the Effective Date.

Protective Life and Annuity Insurance Company

Deborah J. Long
Secretary